Exhibit 99.1

URBAN OUTFITTERS, INC.

Second Quarter Results

Philadelphia, PA – August 21, 2018

For Immediate Release	Contact:	Oona McCullough
Director of Investor Relations
(215) 454-4806

URBN Reports Record Q2 Sales and EPS

PHILADELPHIA, PA, August 21, 2018 – Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle products and services company which operates a portfolio of global consumer brands comprised of Anthropologie, BHLDN, Free People, Terrain and Urban Outfitters brands and the Food and Beverage division, today announced net income of $93 million and $134 million for the three and six months ended July 31, 2018, respectively. Earnings per diluted share were $0.84 and $1.22 for the three and six months ended July 31, 2018, respectively.

Total Company net sales for the three months ended July 31, 2018, increased 13.7% over the same period last year to a record $992 million. Comparable Retail segment net sales increased 13%, driven by strong, double-digit growth in the digital channel and positive retail store sales. By brand, comparable Retail segment net sales increased 17% at Free People, 15% at Urban Outfitters and 11% at the Anthropologie Group. Wholesale segment net sales increased 10%.

“I’m pleased to announce our teams produced record Q2 sales and earnings per share,” said Richard A. Hayne, Chief Executive Officer. “All three brands delivered double-digit Retail segment ‘comp’ sales and lower markdown rates to drive these results,” finished Mr. Hayne.

Net sales by brand and segment for the three and six-month periods were as follows:

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2018	2017	2018	2017
Net sales by brand
Urban Outfitters	$379,327	$323,828	$702,005	$608,615
Anthropologie Group	401,275	362,449	748,360	673,505
Free People	206,413	180,228	387,720	339,735
Food and Beverage	5,439	6,426	10,057	12,266
Total Company	$992,454	$872,931	$1,848,142	$1,634,121

Net sales by segment
Retail Segment	$902,027	$790,628	$1,677,591	$1,480,980
Wholesale Segment	90,427	82,303	170,551	153,141
Total Company	$992,454	$872,931	$1,848,142	$1,634,121

For the three and six months ended July 31, 2018, the gross profit rate improved by 180 basis points and 157 basis points versus the prior year’s comparable periods, respectively. The improvement in gross profit rate for both periods was driven by lower markdowns at all three brands and leverage in store occupancy cost due to strong Retail segment comparable net sales. These gains were partially offset by deleverage in delivery expense due in part to the increased penetration of the digital channel.

As of July 31, 2018, total inventory increased by $10.5 million, or 2.9%, on a year-over-year basis. Comparable Retail segment inventory increased 3% at cost.

Selling, general and administrative expenses increased by $16.8 million, or 7.6%, and $24.8 million, or 5.6%, during the three and six months ended July 31, 2018, compared to the prior year’s comparable periods, respectively. As a percentage of net sales, selling, general and administrative expenses leveraged 136 basis points and 178 basis points during the three and six months ended July 31, 2018, when compared to the prior year’s comparable periods, respectively. The dollar growth in selling, general and administrative expenses in both periods was primarily due to increased direct selling and marketing expenses to support and drive the increase in Retail segment net sales and higher bonus expense due to the strong Company performance. The leverage in both periods was primarily driven by the net sales growth, continued savings associated with the fiscal 2018 store reorganization project and the current year benefit associated with the nonrecurring store reorganization expenses incurred in the prior year.

The Company’s effective tax rate for the three months ended July 31, 2018, was 21.7% compared to 35.1% in the prior year period. The effective tax rate for the six months ended July 31, 2018 was 22.3% compared to 37.1% in the prior year period. The decrease in the effective tax rate for the three and six month periods was primarily due to the lower federal statutory rate resulting from the U.S. Tax Cuts and Jobs Act.

Net income for the three and six months ended July 31, 2018, was $93 million and $134 million, respectively, and earnings per diluted share was $0.84 and $1.22, respectively.

On August 22, 2017, the Company’s Board of Directors authorized the repurchase of 20 million common shares under a share repurchase program, of which 17.9 million common shares were remaining as of July 31, 2018. No shares were repurchased during the six months ended July 31, 2018. During the year ended January 31, 2018, the Company repurchased and subsequently retired 2.1 million common shares for approximately $46 million under this program.

During the six months ended July 31, 2018, the Company opened a total of seven new locations including: three Free People stores, two Urban Outfitters stores and two Anthropologie Group stores; and closed two locations including: one Urban Outfitters store and one Anthropologie Group store.

Urban Outfitters, Inc., offers lifestyle-oriented general merchandise and consumer products and services through a portfolio of global consumer brands comprised of 246 Urban Outfitters stores in the United States, Canada, and Europe and websites; 227 Anthropologie Group stores in the United States, Canada and Europe, catalogs and websites; 135 Free People stores in the United States and Canada, catalogs and websites and 10 Food and Beverage restaurants, as of July 31, 2018. Free People and Anthropologie Group wholesale sell their products through approximately 2,100 department and specialty stores worldwide, digital businesses and the Company’s Retail segment.

A conference call will be held today to discuss second quarter results and will be webcast at 5:00 pm. ET at: https://edge.media-server.com/m6/p/8f7kd45c

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this release may contain forward-looking statements. When used in this release, the words “project,” “believe,” “plan,” “will,” “anticipate,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and worldwide political events and the resultant impact on consumer spending patterns, any effects of war, terrorism, and civil unrest, natural disasters or severe or unseasonable weather conditions, increases in labor costs, increases in raw material costs, availability of suitable retail space for expansion, timing of store openings, risks associated with international expansion, seasonal fluctuations in gross sales, the departure of one or more key senior executives, import risks, changes to U.S. and foreign trade policies, including the enactment of tariffs, border adjustment taxes or increases in duties or quotas, the closing or disruption of, or any damage to, any of our distribution centers, our ability to protect our intellectual property rights, risks associated with internet sales, our ability to maintain and expand our digital sales channels, response to new store concepts, our ability to integrate acquisitions, failure of our manufacturers and third-party vendors to comply with our social compliance program, changes in our effective income tax rate, the impact of the U.S. Tax Cuts and Jobs Act, changes in accounting standards and subjective assumptions, regulatory changes and legal matters and other risks identified in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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(Tables follow)

URBAN OUTFITTERS, INC.

Condensed Consolidated Statements of Income

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	July 31,		July 31,
	2018	2017	2018	2017

Net sales	$992,454	$872,931	$1,848,142	$1,634,121
Cost of sales	636,610	575,588	1,211,638	1,096,998
Gross profit	355,844	297,343	636,504	537,123
Selling, general and administrative expenses	238,992	222,163	465,756	440,907
Income from operations	116,852	75,180	170,748	96,216
Other income, net	1,746	1,736	1,826	2,055
Income before income taxes	118,598	76,916	172,574	98,271
Income tax expense	25,789	27,001	38,505	36,418
Net income	$92,809	$49,915	$134,069	$61,853

Net income per common share:
Basic	$0.85	$0.44	$1.23	$0.54
Diluted	$0.84	$0.44	$1.22	$0.54

Weighted-average common shares outstanding:
Basic	108,831,399	113,500,381	108,663,990	114,865,336
Diluted	110,433,840	113,760,647	110,091,586	115,126,977

AS A PERCENTAGE OF NET SALES
Net sales	100.0%	100.0%	100.0%	100.0%
Cost of sales	64.1%	65.9%	65.6%	67.1%
Gross profit	35.9%	34.1%	34.4%	32.9%
Selling, general and administrative expenses	24.1%	25.5%	25.2%	27.0%
Income from operations	11.8%	8.6%	9.2%	5.9%
Other income, net	0.1%	0.2%	0.1%	0.1%
Income before income taxes	11.9%	8.8%	9.3%	6.0%
Income tax expense	2.5%	3.1%	2.0%	2.2%
Net income	9.4%	5.7%	7.3%	3.8%

URBAN OUTFITTERS, INC.

Condensed Consolidated Balance Sheets

(amounts in thousands, except share data)

(unaudited)

	July 31,	January 31,	July 31,
	2018	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$405,727	$282,220	$276,759
Marketable securities	198,166	165,125	110,195
Accounts receivable, net of allowance for doubtful accounts of $1,613, $1,326 and $592, respectively	90,646	76,962	75,530
Inventory	375,657	351,395	365,176
Prepaid expenses and other current assets	131,572	103,055	110,017
Total current assets	1,201,768	978,757	937,677

Property and equipment, net	807,084	813,768	843,058
Marketable securities	45,514	58,688	25,960
Deferred income taxes and other assets	104,169	101,567	115,906
Total Assets	$2,158,535	$1,952,780	$1,922,601

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$149,947	$128,246	$159,756
Accrued expenses, accrued compensation and other current liabilities	279,991	231,968	210,399
Total current liabilities	429,938	360,214	370,155
Long-term debt	—	—	—
Deferred rent and other liabilities	284,925	291,663	243,633
Total Liabilities	714,863	651,877	613,788

Shareholders’ equity:
Preferred shares; $.0001 par value, 10,000,000 shares authorized, none issued	—	—	—
Common shares; $.0001 par value, 200,000,000 shares authorized, 108,951,308, 108,248,568 and 111,280,653 issued and outstanding, respectively	11	11	11
Additional paid-in-capital	18,770	684	—
Retained earnings	1,451,492	1,310,859	1,332,145
Accumulated other comprehensive loss	(26,601)	(10,651)	(23,343)
Total Shareholders’ Equity	1,443,672	1,300,903	1,308,813
Total Liabilities and Shareholders’ Equity	$2,158,535	$1,952,780	$1,922,601